As filed with the Securities and Exchange Commission on November 23, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cenveo, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1250533 (I.R.S. Employer Identification Number)

200 First Stamford Place
Stamford, Connecticut  06902
(203) 595-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert G. Burton, Jr.
President
Cenveo, Inc.
200 First Stamford Place
Stamford, Connecticut  06902
(203) 595-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications to:
Gary J. Simon, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
212-837-6000
Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Warrants to Purchase Common Stock (3) Common Stock Underlying Warrants	12,415,567 warrants 1,551,946 shares	--- $7.03	--- $10,910,180	--- (4) $1,264

(1)
    The registrant is hereby registering the sale by certain selling security holders of up to: (i) 12,415,567 warrants (the “Warrants”) to purchase shares of common stock of the registrant granted to the selling security holders pursuant to a Warrant Agreement, dated as of June 10, 2016 (the “Warrant Agreement”), between the registrant and Computershare Trust Company, N.A., as warrant agent, and (ii) 1,551,946 shares of the registrant’s common stock issuable upon exercise of the Warrants. Each Warrant entitles the holder thereof to purchase one-eighth (1/8) of one share of common stock at an exercise price of $12.00 per full share (i.e., eight Warrants are exercisable to purchase one such full share for a total exercise price of $12.00) on a cashless basis. The Warrants and shares of common stock are being registered by the registrant pursuant to registration requirements under Warrant Registration Rights Agreement, dated as of June 10, 2016 (the “Registration Rights Agreement”), between the registrant and Allianz Global Investors U.S. LLC pursuant to which the registrant agreed to file a shelf registration statement covering the resale of the Warrants and the shares of common stock to be issued upon exercise of the Warrants. Pursuant to Rule 416 under the Securities Act of

(ii)

1933, as amended (the “Securities Act”), the Warrants and shares of common stock registered hereunder include an indeterminate number of Warrants and shares of common stock, as the case may be, as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The offering price and registration fee are computed using $7.03, the average of the high and low prices of the registrant’s common stock, as reported by the New York Stock Exchange on November 21, 2016.

(3)	Represents the resale by the selling security holders of Warrants originally sold in a private sale.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(iii)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2016
PROSPECTUS
Cenveo, Inc.
12,415,567 Warrants to Purchase Common Stock
1,551,946 Shares of Common Stock

The selling security holders identified in this prospectus may sell, from time to time, up to (a) 12,415,567 warrants (the “Warrants”) to purchase 1,551,946 shares of our common stock, $0.01 par value, issued pursuant to a Warrant Agreement, dated as of June 10, 2016 (the “Warrant Agreement”), between the registrant and Computershare Trust Company, N.A., as warrant agent, and (b) the 1,551,946 shares of our common stock issuable upon exercise of the Warrants. You should read this prospectus, as well as any documents incorporated by reference in this prospectus, carefully before you invest.
The selling security holders may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”
Each Warrant entitles the registered holder to purchase one-eighth (1/8) of one share of common stock at an exercise price of $12.00 per full share (i.e., eight Warrants are exercisable to purchase one such full share for a total exercise price of $12.00) on a cashless basis. We will not receive any proceeds from the exercise of the Warrants, which may be exercised only on a cashless basis, nor from the sale by the selling security holders of the shares of common stock issuable upon exercise of the Warrants.
Our common stock is traded on the New York Stock Exchange under the symbol “CVO.” The last reported sale price of our common stock on the New York Stock Exchange on November 21, 2016 was $7.00 per share. The Warrants are not and will not be listed for trading on any national securities exchange.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                               , 2016.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling security holders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is current as of the date of this prospectus even though this prospectus may be delivered or securities may be sold under this prospectus on a later date. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted.
ABOUT THIS PROSPECTUS
It is important for you to consider the information contained in this prospectus together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from a current report on Form 8-K that we file with the Securities and Exchange Commission (the “SEC”), and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

(i)

Unless the context requires otherwise or unless otherwise noted, all references to “Company” or “Cenveo” are to Cenveo, Inc. and all references to “we” or “our” are to Cenveo, Inc. and its subsidiaries.
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
Certain statements contained or incorporated by reference in this prospectus, the documents we have filed with the SEC that are incorporated herein by reference, and any free writing prospects that we have authorized for use in connection with this offering contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, from time to time we may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and other aspects of our present and future business operations and similar matters that also constitute such forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. You can generally identify forward-looking statements as statements containing the words “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “plan,” and other similar expressions or the negatives of these terms. You should be aware that the matters described in our forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategies;

•	market trends and risks;

•	assumptions regarding economic conditions;

•	circumstances affecting anticipated revenues and costs; and

•	legislative, regulatory and competitive developments.

In addition, from time to time we or our representatives have made or will make forward-looking statements orally or in writing. Further, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. We intend that these forward-looking statements be subject to the safe harbors created by the relevant provisions of the Securities Act and the Exchange Act.

In view of such risks and uncertainties, investors should not place undue reliance on our forward-looking statements. Each such statement speaks only as of the date it is made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness could materially adversely affect our financial condition, liquidity and ability to service or refinance our debt, and prevent us from fulfilling our business obligations; (iii) our ability to pay the principal of, or to reduce or refinance, our outstanding indebtedness depends on many factors; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings available to us which could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses with our business; (vii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (viii) the industries in which we operate our

(ii)

business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States Postal Service impacting demand for our products; (xi) the availability of the Internet and other electronic media adversely affecting our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) any failure, interruption or security lapse of our information technology systems; and (xvii) statutory requirements that share repurchases are subject to certain asset sufficiency standards. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business.
Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus or in periodic reports that we file from time to time with the SEC and have incorporated by reference into the accompanying prospectus and this prospectus supplement could cause our actual results to differ materially from those projected in any forward-looking statements we make. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult and carefully review any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

(iii)

OUR COMPANY
Overview
We are a diversified manufacturing company focused on print-related products. Our broad portfolio of products includes envelope converting, commercial printing, and label manufacturing. We operate a global network of strategically located manufacturing facilities, serving a diverse base of customers. We operate our business in three complementary reportable segments: envelope, print and label.
Envelope. We are the largest envelope manufacturer in North America. Our envelope segment offers direct mail products used for customer solicitations and transactional envelopes used for billing and remittance by end users including financial institutions, insurance companies and telecommunications companies. We also produce a broad line of specialty and stock envelopes which are sold through wholesalers, distributors and national catalogs for the office product markets and office product superstores.
Print. We are one of the leading commercial printers in North America. Our print segment primarily caters to the consumer products, automotive, travel and leisure and telecommunications industries. We provide a wide array of print offerings to our customers including electronic prepress, digital asset archiving, direct-to-plate technology, high-quality color printing on web and sheet-fed presses, digital printing and content management. The broad selection of print products we produce includes car brochures, annual reports, direct mail products, advertising literature, corporate identity materials and brand marketing materials.  Our content management business offers complete solutions, including: editing, content processing, content management, electronic peer review, production, distribution and reprint marketing.
Label. We are a leading label manufacturer and one of the largest North American prescription label manufacturer for retail pharmacy chains. Our label segment produces a diverse line of custom labels for a broad range of industries including manufacturing, warehousing, packaging, food and beverage, and health and beauty, which we sell through extensive networks within the resale channels. We provide direct mail and overnight packaging labels, food and beverage labels, and shelf and scale labels for national and regional customers. We produce pressure-sensitive prescription labels for the retail pharmacy chain market.
The primary methods of distribution of the principal products for our three segments are by freight carriers, direct shipment via express mail and the United States Postal System.
Our Industry
The overall industry for print-related products is highly fragmented with excess capacity. We face price sensitivity and price pressures in many of our businesses. The information set forth below is applicable to the operating environments within our segments.
Raw Materials
The primary materials used in our businesses are paper, ink, film, offset plates and chemicals, with paper accounting for the majority of total material costs.  We purchase these materials from a number of key suppliers and have not experienced any significant difficulties in obtaining the raw materials necessary for our operations. However, in times of limited supply, we have occasionally experienced minor delays in delivery.  We believe we purchase our materials and supplies at competitive prices, primarily due to the size and scope of our purchasing power; however, our businesses are sensitive to pressure related to increases in the cost of materials used in the production of our products.
Patents, Trademarks and Trade Names

Our sales do not materially depend upon any single patent or group of related patents; however, we do market products under a number of trademarks and trade names. We also hold or have rights to use various patents relating to our businesses. Our patents expire between 2018 and 2032 and our trademarks expire between 2017 and 2030.
Competition
We compete with a few multi-plant and many single-plant companies which primarily service regional and local markets in selling our envelope products. We also face competition from alternative sources of communication and information transfer such as electronic mail, the internet, interactive television and electronic retailing. Although these sources of communication and advertising may eliminate some domestic envelope sales in the future, we believe we will experience continued demand for envelope products due to: (i) the ability of our customers to obtain a relatively low-cost information delivery vehicle that may be customized with text, color, graphics and action devices to achieve the desired presentation effect; (ii) the ability of our direct mail customers to penetrate desired markets as a result of the widespread delivery of mail to residences and businesses through the United States Postal Service; and (iii) the ability of our direct mail customers to include return materials inside their mailings. Principal competitive factors in the envelope business are quality, service and price. Although all three factors are equally important, various customers may emphasize one or more over the others.
In selling our commercial print product offerings, we compete with large multinational commercial printing companies, as well as regional and local printers. The commercial printing industry continues to have excess capacity, and is highly competitive in most of our product categories and geographic regions. This excess capacity has resulted in a competitive pricing environment, in which companies have focused on reducing costs in order to preserve operating margins. Competition is based largely on price, quality and servicing the special requirements of customers. We believe this environment, combined with recent economic trends, will continue to lead to more consolidation within the commercial print industry as companies seek economies of scale, broader customer relationships, geographic coverage and product breadth to overcome or offset excess industry capacity and pricing pressures.
In selling our printed labels products, we compete with other label manufacturers with nationwide locations as well as regional and local printers that typically sell within a few hundred mile radius of their plants. Printed labels competition is based mainly on quick-turn customization, quality of products and customer service levels.
Reverse Stock Split
On July 13, 2016, we effected a reverse stock split of our common stock at a ratio of 1-for-8, effective July 13, 2016. The common stock began trading on a split-adjusted basis on July 14, 2016. The reverse stock split was approved by our stockholders at the annual meeting of the stockholders held on May 26, 2016. As a result of the reverse stock split, each eight pre-split shares of common stock outstanding were automatically combined into one new share of common stock without any action on the part of the respective holders, and the number of outstanding common shares on the date of the reverse stock split was reduced from approximately 68.5 million shares to approximately 8.5 million shares. The reverse split also applied to, among other things, the Warrants. See - “The Warrant Issuances” below. Our historical condensed consolidated financial statements have been retroactively adjusted to give recognition to the reverse stock split for all periods presented, including the relevant common share and per common share information.  The following table reflects, for the fiscal years presented therein and for the three months ended April 2, 2016 and March 28, 2015, the retroactive impact of the reverse stock split on selected common share and per-common share information and includes selected financial data for such periods.

(in thousands, except par values)	April 2, 2016	January 2, 2016	December 27, 2014
Common stock, $0.01 par value; 12,500 shares authorized, 8,484, 8,484 and 8,460 shares issued and outstanding as of April 2, 2016 and the years ended 2015 and 2014, respectively.	$85	$85	$85
Paid-in capital	$372,831	$372,240	$370,820

	For The Three Months Ended		For The Years Ended
(in thousands, except per share data)	April 2, 2016	March 28, 2015	January 2, 2016	December 27, 2014	December 28, 2013
Income (loss) per share – basic:
Continuing operations	$1.53	$(0.97)	$(2.30)	$(11.36)	$(10.69)
Discontinued operations	(0.21)	0.06	(1.34)	1.34	2.17
Net income (loss)	$1.32	$(0.91)	$(3.64)	$(10.02)	$(8.52)

Income (loss) per share – diluted:
Continuing operations	$1.37	$(0.97)	$(2.30)	$(11.36)	$(10.69)
Discontinued operations	(0.17)	0.06	(1.34)	1.34	2.17
Net income (loss)	$1.20	$(0.91)	$(3.64)	$(10.02)	$(8.52)

Weighted average shares outstanding:
Basic	8,484	8,468	8,479	8,369	8,072
Diluted	10,366	8,468	8,479	8,369	8,072

Cenveo was incorporated in Colorado in 1997 as the successor to Mail-Well, Inc., a Delaware corporation. Cenveo’s principal executive offices are located at 200 First Stamford Place, Stamford, Connecticut 06902 and its telephone number is (203) 595-3000.

THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Issuance of Common Stock Underlying Warrants:

Shares to be issued upon exercise of Warrants	1,551,946 shares of our common stock, $0.01 par value, upon the exercise of the Warrants.

The New York Stock Exchange (“NYSE”) symbol	Our common stock is listed on the NYSE under the symbol “CVO” and the Warrants are not and will not be listed for trading on any national securities exchange.

Use of proceeds
We will not receive any proceeds from the exercise of the Warrants, which may be exercised only on a cashless basis, nor from the sale by the selling security holders of the Warrants or the shares of common stock issuable upon exercise of the Warrants.

Resale of Common Stock and Warrants by Selling Security holders:

Common stock offered by the selling security holders	We are registering 1,551,946 shares of common stock to be offered by the selling security holders named herein.

Warrants offered by the selling security holders	We are registering 12,415,567 Warrants to be offered by the selling security holders named herein.

Terms of the Offering	The selling security holders will determine when and how they will dispose of the common stock and Warrants registered under this prospectus for resale.

THE WARRANT ISSUANCES
On June 10, 2016, Cenveo Corporation (the “Subsidiary”), a wholly-owned subsidiary of the Company, closed on its exchange offer (the “Exchange Offer”) whereby approximately 80% of its outstanding 11.500% Senior Notes due 2017 were exchanged for newly issued 6.000% senior notes due 2024 and 11,027,628 warrants to purchase the same number of shares of our common stock, and certain related refinancing transactions. The foregoing one-to-one exercise ratio has been adjusted as described below.
In addition to the foregoing warrants issued in the Exchange Offer, in related transactions Allianz Global Investors U.S. LLC (“Allianz”) sold (the “Allianz Sale”) to us $37.5 million aggregate principal amount of the Subsidiary’s 7% senior exchangeable notes due 2017 (the “7% Notes”) owned by Allianz in exchange for the payment in cash of an aggregate of $23.1 million and the delivery to Allianz of an aggregate of 2,239,827 such warrants to purchase the same number of shares of common stock. These warrants issued to Allianz in the Allianz Sale closed in two separate closings. The first such closing occurred on June 10, 2016, when we repurchased an aggregate of $16.5 million of the 7% Notes for $10.1 million and an aggregate of 984,342 such warrants. The second such closing occurred on July 18, 2016, when we repurchased an aggregate of $21.0 million of the 7% Notes for $13.0 million and an aggregate of 1,255,485 such warrants.
Pursuant to the foregoing issuances, there are a total of 13,267,455 such warrants issued and outstanding, all pursuant to the Warrant Agreement, dated as of June 10, 2016 (the “Warrant Agreement”), between Cenveo and Computershare Trust Company, N.A., as warrant agent. The Warrants covered by this prospectus are included in the foregoing total number of warrants. Although each Warrant when originally formulated represented the right to purchase one share of common stock, on July 13, 2016, Cenveo effected a reverse stock split at a ratio of 1-for-8, as a result of which each Warrant as of the date hereof entitles the holder thereof to purchase one-eighth (1/8) of one share of common stock at an exercise price of $12.00 per full share (i.e., eight Warrants are exercisable to purchase one such full share for a total exercise price of $12.00) on a cashless basis. The number of shares for which a Warrant may be exercised and the exercise price is subject to adjustment in certain events. The Warrants will be exercisable at any time prior to their expiration on June 10, 2024.
In connection with the issuance of the Warrants, Cenveo and Allianz entered into a Warrant Registration Rights Agreement, dated as of June 10, 2016 (the “Registration Rights Agreement”), pursuant to which Cenveo agreed to file a shelf registration statement covering the resale of the Warrants and the shares of common stock issuable upon exercise of the Warrants. Under the Registration Rights Agreement, Cenveo is obligated to cause to be filed the registration statement of which this prospectus forms a part and to use its commercially reasonable efforts to have such registration statement declared effective within 60 days after the initial date of filing thereof, and to keep such shelf registration statement effective until the earlier of: (i) the fifth anniversary of the effective date of such shelf registration statement; and (ii) the date all transfer restricted securities covered by such shelf registration statement have been sold as contemplated in such shelf registration statement, among other terms.
The foregoing descriptions of the Warrant Agreement and the Registration Rights Agreement are subject to the complete text of such agreements, copies of which are filed as Exhibits 4.3 and 4.4, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2016, which exhibits are incorporated herein by reference. The foregoing descriptions of the Exchange Offer and the Allianz Sale are further described in those and other filings with the SEC that also are incorporated herein by reference.

RISK FACTORS
An investment in the Warrants and our common stock is risky. Prior to making a decision about investing in the Warrants or our common stock, you should carefully consider the specific risk factors set forth below and those incorporated by reference to our most recent Annual Report on Form 10-K, our most recent Quarterly Reports on Form 10-Q and any subsequent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The risks and uncertainties described below and set forth in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in this prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected.
Set forth below are certain additional risks, as noted above, that relate to this offering.
The Warrants have not been registered under state securities laws and accordingly may not be freely transferable.
The Warrants (including the common stock issuable upon the exercise of the Warrants) have not been registered under any state securities laws. Unless the Warrants (including the common stock issuable upon the exercise of the Warrants) are so registered, they may not be offered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of applicable state securities laws.
There may be no public market for the Warrants, restrictions on transfer may significantly impair the liquidity of the Warrants and the Warrants may be held by a small number of persons.
The Warrants are a relatively new class of securities for which there currently is no market, and we cannot assure you that a liquid market for the Warrants will develop or be maintained. If a market for the Warrants does develop, we also cannot assure you that you will be able to sell your Warrants at a particular time or that the prices that you receive when you sell your Warrants will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the Warrants. Future trading prices of the Warrants will depend on many factors, including:

•	our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

•	the interest of securities dealers in making a market for the Warrants;

•	the market price of the common stock; and

•	the market for similar securities.

If a market for the Warrants develops, it is possible that the market for the Warrants will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the Warrants, regardless of our prospects and financial performance.

The Warrants currently are owned by a small number of persons. The holders of a majority of the then outstanding Warrants will have the ability to consent to amendments or supplements to the agreement governing the Warrants, except an amendment to effect an increase in the exercise price of the Warrants or a decrease in the number of shares of common stock purchasable upon exercise of the

Warrants. Accordingly, one holder or a small number of holders may be able to take, or consent to the taking of, actions that affect the rights of all holders of the Warrants, as applicable, without the participation or consent of other holders of the Warrants.
Cenveo, Inc.’s stock price has been volatile and may continue to experience large fluctuations.
The closing price of our common stock ranged from a low of $6.80 per share to a high of $20.64 per share for the year ended January 2, 2016 and from a low of $2.88 per share to a high of $9.80 per share during the period of January 3, 2016 to November 21, 2016. The price of our common stock may continue to fluctuate greatly in the future due to a variety of factors, including, among others:

•	quarter-to-quarter variations in our operating results;

•	the depth and liquidity of the market for the Common Stock;

•	shortfalls in revenue or earnings from levels expected by securities analysts and investors;

•	any developments that materially impact investors’ or customers’ perceptions of our business prospects;

•	dilution resulting from the sale of additional shares of the Common Stock;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

In addition, public stock markets have experienced, and may in the future experience, extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to, or that disproportionately impact, the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock in the future.

A material decline in the price of our common stock may result in the assertion of certain claims against us, and/or the commencement of inquiries and/or investigations against us. A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock, a reduction in our ability to raise capital, and the inability for you to obtain a favorable selling price for your Warrants or the common stock you receive upon exercise of your Warrants. Any reduction in our ability to raise equity capital in the future may force us to reallocate funds from other planned uses and could have a significant negative effect on our business plans and operations.
Your ability to exercise Warrants and sell Warrants or underlying shares of common stock is restricted.
Holders of Warrants will be able to exercise their Warrants only if the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and the shares of common stock underlying the Warrants are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. In addition, holders of Warrants and shares of commons stock underlying the Warrants will be able to sell their Warrants or shares of common stock underlying the Warrants only if a registration statement relating to such securities is then in effect, or if such transaction is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the holders of such securities reside.

The Warrants may have no value in a bankruptcy.
In the event we become a debtor in a case under title 11 of the United States Code, a bankruptcy court could hold that unexercised Warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. In addition, the Warrants represent an equity interest that is not entitled to receive any value in a case under title 11 of the United States Code until all creditors have been paid in full. Moreover, any claims arising from the issuance of the Warrants may be subordinated to the payment of all claims or interests that are senior or equal to the claim or interest represented by the Warrants. As a result, holders of the Warrants may not be entitled to receive any consideration at all or may receive value on account of their Warrants that is less than that to which they would be entitled had they exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.
USE OF PROCEEDS
Since the Warrants are not exercisable for cash and may be exercised only on a cashless basis, there will be no cash proceeds from any such exercises. Accordingly, we will not receive any proceeds from the sale by the selling security holders of any of the Warrants or the shares of common stock issuable upon exercise thereof. All proceeds from the sale of the Warrants and of shares of our common stock in this offering will be for the accounts of the selling security holders.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Our common stock is traded on the NYSE under the symbol “CVO”. The following table sets forth, for the periods indicated, the range of the high and low closing prices for our common stock as reported by the NYSE:

	Common Stock
Period	High	Low

Fiscal 2016:
Fourth Quarter*	$8.32	$6.91
Third Quarter	$9.80	$5.52
Second Quarter	$8.96	$2.96
First Quarter	$7.20	$2.88

Fiscal 2015:
Fourth Quarter	$16.24	$6.80
Third Quarter	$17.76	$12.24
Second Quarter	$20.64	$15.68
First Quarter	$17.44	$14.80

Fiscal 2014:
Fourth Quarter	$20.88	$11.20
Third Quarter	$30.40	$21.28
Second Quarter	$30.16	$23.12
First Quarter	$30.80	$24.32

*	Through November 21, 2016.
SELLING SECURITY HOLDERS
The selling security holders may offer and sell, from time to time, any or all of the Warrants and shares of common stock covered by this prospectus.

The securities being offering for resale by the selling security holders named in this prospectus or their permitted transferees consist of 12,415,567 Warrants and 1,551,946 shares of our common stock issuable upon exercise of those Warrants.
The selling security holders may offer, sell or distribute all or a portion of their securities publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale by the selling security holders of the securities owned by the selling security holders. We will bear all costs, expenses and fees in connection with the registration of these securities and the selling security holders will bear all commissions and discounts, if any, attributable to their sale of securities.
The following table provides, as of November 17, 2016, information regarding the beneficial ownership of our common stock and Warrants held by each selling security holder, the securities that may be sold by each selling security holder under this prospectus and the number and percentage of securities that each selling security holder will beneficially own after this offering if they sell all such securities. The percentage of beneficial ownership is calculated based on 8,551,968 outstanding shares of common stock as of November 2, 2016. Derivative securities exercisable or convertible into shares of our common stock within sixty (60) days of such date are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
Because each selling security holder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling security holder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling security holders and further assumed that the selling security holders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
We may amend or supplement this prospectus from time to time in the future to update or change this selling security holders list and the securities that may be resold.
See the section entitled “Plan of Distribution” for further information regarding the security holders’ method of distributing these shares.

Name of Selling Security Holder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares of Common Stock Offered (1)	Number of Warrants Offered (1)	Number of Shares Beneficially Owned After Offering
	Number	%			Number	%
Allianz Global Investors U.S. LLC(2)	1,505,696	15.0	1,505,696	12,045,567	—	—
Zelman Capital Master Fund, LLC(3)	469,973	5.4	46,250	370,000	423,723	4.9

(1) The number of shares of common stock offered consists of the number of shares issuable upon exercise of the number of Warrants offered.

(2) Allianz Global Investors U.S. LLC (“Allianz”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The securities reported herein are held by investment advisory clients or discretionary accounts of which Allianz is the investment adviser. When an investment management contract (including a sub-advisory agreement) delegates to Allianz investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, Allianz has sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, Allianz has sole investment discretion and voting authority over the securities covered by any such investment management agreement. As a result, Allianz may be deemed to beneficially own the securities held by its clients or accounts within the meaning of rule 13d-3 under the Securities Act of 1933, as amended.

(3) The managing partner of Zelman Capital Master Fund, LLC is Zelman Capital, LLC, the managing partner of which is David S. Zelman.

PLAN OF DISTRIBUTION
Issuance of Common Stock Underlying Warrants:
Pursuant to the terms of the Warrants, shares of our common stock will be issued to those Warrant holders who, directly or through their broker, banker, trustee or other nominee, surrender the certificates representing the Warrants or provide exercise instructions with respect to uncertificated warrants and provide payment of the exercise price by way of cashless exercise, which is the only permitted method of exercise of the Warrants, to the Warrant Agent. We do not know if or when any Warrants will be exercised. We also do not know whether or in what manner any of the shares of common stock acquired upon exercise will be sold.
We will bear all costs, expenses and fees in connection with the registration and issuance of the common stock issuable upon exercise of the Warrants. We will not bear any of the brokerage commissions, selling expenses or similar costs related to any resales of the common stock.
Resale of Common Stock and Warrants by Selling Security Holders:
We are registering common stock and Warrants offered by this prospectus on behalf of the selling security holders named herein. The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common stock and/or Warrants received after the date of this prospectus from a selling security holder as a gift, pledge, limited liability company or partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on the NYSE or any other stock exchange, market or trading facility on which such securities are traded, if any, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
The selling security holders may use any one or more of the following methods when disposing of their securities or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in underwritten transactions;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price;

•	distribution to members, limited partners or security holders of selling security holders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling security holders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of securities offered by this prospectus, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling security holders from the sale of the securities offered by them will be the purchase price of the security less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of securities being offered by the selling security holders named herein.
The selling security holders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that the rule is available and they meet the criteria and conform to the requirements of that rule.
The selling security holders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended.
To the extent required, the securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933, as amended. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of their securities against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.
We have agreed to indemnify the selling security holders against liabilities, including certain liabilities under the Securities Act of 1933, as amended and state securities laws, relating to the registration of the securities offered by this prospectus.
We are required to pay all of our fees and expenses incident to the registration of the securities covered by this prospectus. All discounts, commissions or fees incurred in connection with the sale of securities offered hereby will be paid by the selling security holders.
DESCRIPTION OF CAPITAL STOCK
General
The following summary of the material features of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended articles of incorporation (the “Articles of Incorporation”), our amended and restated bylaws (the “Bylaws”) and other applicable law.
Our authorized capital stock consists of 15,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 25,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of November 2, 2016, there were 8,551,968 shares of common stock and no shares of Preferred Stock issued and outstanding. In addition, as of such date, 258,850 shares of common stock and no shares of Preferred Stock were reserved for issuance under our equity incentive plans and 1,826,485 shares of common stock were reserved for issuance upon conversion of outstanding 7% Notes or exercise of the Warrants.
Common Stock
Subject to the terms of any outstanding Preferred Stock, the holders of common stock are entitled to share ratably in dividends when and if declared by our Board of Directors from funds legally available for the dividends. In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any of the Preferred Stock outstanding. The common stock is neither redeemable nor convertible into another security of the Company.

Each holder of common stock has one vote for each share held on matters presented for consideration by the shareholders.
Each director of the Company is elected at an annual meeting of shareholders and holds office until (i) his or her successor has been elected and qualified or (ii) his or her earlier death, resignation or removal. The Bylaws contain specific timing and procedural requirements that a shareholder must satisfy in order to nominate a candidate for director.

The Bylaws provide that, assuming a quorum is present at the Company’s annual meeting of shareholders, each director is elected by a plurality of votes cast. However, in an uncontested election (in which the number of nominees does not exceed the number of directors to be elected), each director who does not receive more votes cast “for” his or her election than are cast to withhold authority for his or her election must, within 10 business days of certification of the election results, submit to the Board of Directors his or her resignation for consideration by its nominating and governance committee. The Board of Directors, with the recommendation of its nominating and governance committee, will determine whether to reject or accept such resignation, or what other action should be taken, in accordance with the Bylaws.
The Articles of Incorporation do not permit our shareholders to cumulate their votes.
Under the Colorado Business Corporation Act (the “CBCA”), a special shareholders meeting can be called by shareholders holding at least 10% of the votes entitled to be cast on the issue(s) proposed to be considered at the special shareholders meeting. The Bylaws set forth certain procedural requirements for shareholder requests that the Company hold a special meeting, including that such notice must be received in a timely manner and include certain pertinent information. The Bylaws provide that the Board of Directors shall set a date for such special shareholders meeting within thirty days from the date such request became effective, which shall not me later than 90 days after the written request became effective.
The holders of common stock have no preemptive rights to acquire any additional shares of common stock.
Preferred Stock
Shares of Preferred Stock may be issued in one or more series, and our Board of Directors is authorized to determine the designation and to fix the number of shares of each series. Our Board of Directors is further authorized to fix and determine the dividend rate, premium or redemption rates, conversion rights, voting rights, preferences, privileges, restrictions and other variations granted to or imposed upon any wholly unissued series of Preferred Stock. If we offer any shares of Preferred Stock we will file with the SEC the form of certificate of designations adopted by our Board of Directors establishing such series of Preferred Stock. These terms may include:

•	the number of shares of Preferred Stock in the series being offered;

•	the title and liquidation preference per share of that series of Preferred Stock;

•	the dividend rate (or method for determining such rate);

•	the dates on which dividends are intended to be paid;

•	whether dividends on that series of Preferred Stock will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions applicable to that series of Preferred Stock;

•	any conversion provisions applicable to that series of Preferred Stock; or

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of Preferred Stock.

The Articles of Incorporation provide for 25,000 authorized shares of Preferred Stock. The existence of authorized but unissued shares of Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in our best interests, the Board of Directors could cause shares of Preferred Stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent shareholder or shareholder group. In this regard, the Articles of Incorporation grant our Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of Preferred Stock. The issuance of shares of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change of control of us.

On April 20, 2005, we filed a Certificate of Designations for 10,000 shares of Series A Junior Participating Preferred Stock, which were purchasable on exercise of share purchase rights dividend to shareholders pursuant to a Rights Agreement (the “Rights Agreement”) adopted on such date. The Rights Agreement was terminated by us effective August 7, 2006.
The CBCA does not contain an interested shareholder provision similar to Section 203 of the Delaware General Corporation Law. However, the Articles of Incorporation prohibit us from engaging in a business combination transaction (including, among other things, a merger, share exchange, asset sale or other transaction resulting in the receipt of a financial benefit) with any shareholder who owns at least 15% of its outstanding voting stock (an “Interested Shareholder”) for a period of three years after an Interested Shareholder has acquired 15% ownership in the Company. However, we may engage in a business combination transaction with an Interested Shareholder if (i) either the business combination transaction or the transaction which resulted in the Interested Shareholder becoming an Interested Shareholder is approved by the Board of Directors before the Interested Shareholder acquires the 15% ownership, (ii) the Interested Shareholder owns at least 85% of the Company’s outstanding voting stock at the consummation of the transaction which resulted in such shareholder becoming an Interested Shareholder, subject to certain limitations, or (iii) the business combination transaction is approved by two-thirds of the Company’s outstanding voting stock at the time of or after the Interested Shareholder acquires 15% ownership.
Limitation of Liability and Indemnification Matters
The Articles of Incorporation and Bylaws require us to indemnify any person entitled to indemnity under the CBCA, as it currently exists or may be amended, to the fullest extent permitted by the CBCA; provided that the Bylaws prohibit us from indemnifying any person in connection with any proceeding initiated by such person, unless such proceeding is authorized by a majority of the directors of the Company.
Under the CBCA, a corporation is required to indemnify a director or officer for any reasonable expenses incurred in defense of a proceeding to which such director or officer was a party if such director or officer was (i) wholly successful, on the merits or otherwise, and (ii) a party to such proceeding because such person is or was a director or officer of the corporation. In addition, a corporation may indemnify a director or officer, former director or officer, employee, fiduciary or agent of the corporation (an “indemnifiable person”) made party to a proceeding because the indemnifiable person is or was an officer, director, employee, fiduciary or agent of the corporation for any reasonable expenses incurred if (i) the person’s conduct was in good faith, (ii) the person reasonably believed, in the case of official corporate conduct, that such conduct was in the corporation’s best interests or, in all other cases, was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe that such person’s conduct was unlawful. A corporation may not indemnify an indemnifiable person until the Board of Directors has determined that the aforementioned standard of conduct has been satisfied. A corporation may not indemnify a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or if the director was adjudged to have derived an improper personal benefit.
The Articles of Incorporation limit the personal liability of directors for monetary damages for breach of fiduciary duty to the Company or its shareholders, except for monetary damages arising due to: (i) breach of a director’s duty of loyalty to the corporation or the shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) acts involving unlawful distributions as specified by Section 7-108-403 of the CBCA, or (iv) transactions from which a director derived an improper personal benefit.
Amendment
The Articles of Incorporation may be amended, altered, changed or repealed in any manner prescribed by the CBCA, as it currently exists or may be amended.
The Bylaws may be altered, amended or repealed or new bylaws may be adopted by the shareholders or, unless expressly prohibited by a particular bylaw, by the Board of Directors (i) at any regular meeting of the shareholders or of the Board of Directors or (ii) at any special meeting of the shareholders or of the Board of Directors if notice of such alternation, amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.
The Articles of Incorporation authorize the Board of Directors to amend the Bylaws. Under the CBCA, both a corporation’s shareholders and Board of Directors may amend its bylaws. Under the CBCA, the Board of Directors may amend a corporation’s bylaws at any time unless (i) such power is expressly reserved to the shareholders by the CBCA or a corporation’s articles of incorporation or (ii) a particular bylaw prohibits the Board of Directors from doing so.
Listing
The common stock is listed on the NYSE and trades under the symbol “CVO.”
Transfer Agent and Registrar
The Transfer Agent and Registrar for the common stock is Computershare Trust Company, N.A.
DESCRIPTION OF WARRANTS
General
There are a total of 13,267,455 warrants issued and outstanding, all pursuant to the Warrant Agreement, dated as of June 10, 2016 (the “Warrant Agreement”), between Cenveo and Computershare Trust Company, N.A., as warrant agent. The Warrants covered by this prospectus are included in the foregoing total number of warrants. Although each Warrant when originally formulated represented the right to purchase one share of common stock, on July 13, 2016, Cenveo effected a reverse stock split at a ratio of 1-for-8, as a result of which each Warrant as of the date hereof entitles the holder thereof to purchase one-eighth (1/8) of one share of common stock at an exercise price of $12.00 per full share (i.e., eight Warrants are exercisable to purchase one such full share for a total exercise price of $12.00) on a cashless basis. The number of shares for which a Warrant may be exercised and the exercise price is subject to adjustment in certain events. See “—Adjustments” below. The Warrants will be exercisable at any time prior to their expiration on June 10, 2024.
This summary of certain provisions of the Warrants and the Warrant Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms.
In the event a bankruptcy, reorganization or similar proceeding is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the Warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy, reorganization or similar proceeding.
Method of Exercise; Cashless Exercise Price
The rights represented by each Warrant may be exercised, subject to the following paragraph, at any time upon delivery of written notice, which may be provided via e-mail or facsimile in accordance with the requirements of the Warrant Agreement, to the Company.
The Warrants may only be exercised on a “cashless basis.” This means that, in lieu of the payment of the Exercise Price of the Warrant in cash, in connection with the exercise of any Warrant the number of shares of common stock issuable upon the exercise of a Warrant will be reduced to be equal to the product of:

•	the Exercise Rate of such Warrant as of the date of exercise; and

•	the cashless exercise ratio (the “cashless exercise”)
The “cashless exercise ratio” will equal a fraction, (i) the numerator of which is the excess of (a) the exercise value (defined below) per share of common stock for the applicable exercise reference period over (b) the Exercise Price and (ii) the denominator of which is the exercise value per share of the common stock for such exercise reference period.
For purposes of this Description of Warrants:
The “exercise value” means the sum of the daily exercise values, as defined below, for each of the 20 consecutive trading days of the exercise reference period.
The “daily exercise value” means, with respect to any trading day, 1/20th of the volume weighted average price (as defined below) per share of common stock on such trading day.
The “exercise reference period” means the period of 20 consecutive trading days ending on the trading day immediately preceding the exercise date.
The “exercise date” with respect to a Warrant means the date on which the holder of the Warrant has complied with the notice requirements described above for exercising such Warrant.

The “volume weighted average price” per share of common stock on any trading day means the per share volume-weighted average price on The New York Stock Exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LPX<equity>VAP” (or any successor page thereto) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of the common stock on such trading day as determined in a commercially reasonable manner by our Board of Directors using a volume-weighted method) and will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
A “trading day” is any day on which trading in the common stock generally occurs and there is no market disruption event.
A “market disruption event” means (a) a failure by the primary exchange or quotation system on which the common stock trades or is quoted, as the case may be, to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m. (New York City time) on any trading day for the common stock for an aggregate one-half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the common stock or in any options, contracts or future contracts relating to the common stock.
The “last reported sale price” of the common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the common stock is listed for trading. If the common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, then the “last reported sale price” will be the last quoted bid price for the common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for the common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
The number of shares of common stock subject to a Warrant issued to an Eligible Holder in the Offer will be rounded down to the nearest whole share and no additional consideration will be paid for such rounding down.
Upon the exercise of a Warrant, the shares of common stock issuable upon such exercise shall be registered in the name of the holder or persons affiliated with the holder, if the holder so designates, within three trading days after the delivery of: (a) a duly executed notice of exercise in the form attached to the Warrant; (b) the Warrants being exercised (together with each duly completed assignment form in respect of each assignment of the Warrants, if any, subsequent to the date hereof); and (c) all other documentation required by the Warrant Agent in the ordinary course of its business, and shall be issued and delivered to the holder subject to the transfer restrictions set forth in the Warrant Agreement. The Exercise Price includes the cost of exercise and issuance, such as any stamp duty or stamp duty reserve tax with respect thereto (other than any taxes payable in respect of any transfer of a Warrant or of any shares of common stock by a holder to a person other than us) or any other cost incurred by us in connection with the exercise of the Warrant and the related issuance of shares.

Adjustments
The Exercise Rate shall be adjusted from time to time as follows:
(i)    If we issue common stock as a dividend or distribution on the common stock to all holders of the common stock, or if we effect a share split or share combination, the Exercise Rate will be adjusted based on the following formula:

ER1	=	ERo x OS1
OSo
where

ERo	= the Exercise Rate in effect immediately prior to the adjustment relating to such event
ER1    =    the new Exercise Rate in effect taking such event into account

OSo	= the number of shares of common stock outstanding immediately prior to such event

OS1	= the number of shares of common stock outstanding immediately after such event.
Any adjustment made pursuant to this paragraph (i) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new Exercise Rate shall be readjusted to the Exercise Rate that would then be in effect if such dividend or distribution had not been declared.
(ii)    If we (x) issue to all holders of the common stock any rights, warrants, options or other securities entitling them to subscribe for or purchase shares of common stock, (y) issue to all holders of common stock securities convertible into common stock, or (z) otherwise issue shares of common stock or any rights, warrants, options or other securities entitling any person to subscribe for or purchase shares of common stock, in each case at an exercise price per share of common stock or a conversion price per share of common stock less than the volume weighted average price of the common stock on the trading day immediately preceding the time of announcement of such issuance, the Exercise Rate will be adjusted based on the following formula:

ER1	=	ERo x (OSo + X)
(OSo + Y)
where

ERo	= the Exercise Rate in effect immediately prior to the adjustment relating to such event
ER1    =    the new Exercise Rate taking such event into account

OSo	= the number of shares of common stock outstanding immediately prior to such event

X	= the total number of shares of common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y
=    the number of shares of common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the volume weighted average price of the common stock for the 10 consecutive trading days prior to the trading day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

Any adjustment made pursuant to this paragraph (ii) shall become effective on the date that is immediately after the date fixed for the determination of shareholders entitled to receive any right, warrant, option or other security or convertible security described in this paragraph (ii) or, as applicable in the case of clause (z) above, on the date that is immediately after the date of such issuance. For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, common stock at less than the applicable last reported sale price of common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration we receive for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our Board of Directors. If (x) a date is fixed for the determination of shareholders entitled to receive any right, warrant, option or other security or convertible security described in this paragraph (ii) but such right, warrant, option or other security or convertible security is not so issued, or (y) if any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, then in either such case the new Exercise Rate shall be readjusted to the Exercise Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.
(iii)    If we distribute capital stock, evidences of indebtedness, cash or other assets or property of ours to all holders of common stock, excluding:
(A)    dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,
(B)    cash dividends on the common stock (excluding any extraordinary, one-time cash dividend), and
(C)    Spin-Offs described below in this paragraph (iii),

then the Exercise Rate will be adjusted based on the following formula:

ER1	=	ERo x SPo
(SPo - FMV)
where

ERo	= the Exercise Rate in effect immediately prior to the adjustment relating to such event
ER1    =    the new Exercise Rate taking such event into account

SPo	= the volume weighted average price of the common stock on the trading day immediately preceding the ex-dividend date for such distribution

FMV
=     the fair market value (as determined in good faith by our Board of Directors) of the capital stock, evidences of indebtedness, assets or property, and the amount of cash, distributed with respect to each outstanding share of common stock on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment to the Exercise Rate made pursuant to the immediately preceding provision of this paragraph (iii) shall be made successively whenever any such distribution is made and shall become effective on the ex-dividend date for such distribution.
If we distribute to all holders of common stock, capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours (a “Spin-Off), the Exercise Rate in effect immediately before the close of business on the date fixed for determination of holders of common stock entitled to receive such distribution will be adjusted based on the following formula:

ER1	=	ERo x (FMVo + MPo)
MPo
where

ERo	= the Exercise Rate in effect immediately prior to the adjustment relating to such event
ER1    =     the new Exercise Rate taking such event into account

FMVo
=     the average of the volume weighted average prices of the capital stock or similar equity interest distributed to holders of common stock applicable to one share of common stock over the first 10 consecutive trading days beginning with the effective date of the Spin-Off (or, if the effective date of the Spin-Off is not a trading day, the first 10 consecutive trading days after the effective date of the Spin-Off)

MPo
=    the average of the volume weighted average prices of the common stock over the first 10 consecutive trading days beginning with the effective date of the Spin-Off (or, if the effective date of the Spin-Off is not a trading day, the first 10 consecutive trading days after the effective date of the Spin-Off).

An adjustment to the Exercise Rate made pursuant to the immediately preceding provision of this paragraph (iii) will occur on the first trading day after completion of the period of 10 trading days referenced in such provision; provided that for any exercise within the period of 10 trading days from and including the effective date of any Spin-Off, FMVo and MPo shall be calculated with reference to the portion of such period of 10 trading days that has elapsed prior to such exercise.

If any such distribution described in this paragraph (iii), including any Spin-Off, is declared but not paid or made, the new Exercise Rate shall be readjusted to be the Exercise Rate that would then be in effect if such distribution had not been declared.

If we have in effect a shareholder rights plan while any Warrants remain outstanding and the rights provided for in such rights plan become exercisable in accordance with the provisions of the applicable shareholder rights agreement, the Exercise Rate will be adjusted as though the event of such rights becoming exercisable constituted a non-Spin-Off distribution subject to paragraph (iii) above having an ex-dividend date of the date on which such rights first became exercisable. If any such right is not exercised prior to the subsequent expiration, termination or redemption of the rights, the new Exercise Rate shall be readjusted to the Exercise Rate that would have been in effect if such rights had not become so exercisable.

In addition to the adjustments pursuant to paragraphs (i) through (iii) above, we may increase the Exercise Rate or decrease the Exercise Price in order to avoid or diminish any U.S. federal income tax to holders of common stock resulting from any dividend or distribution of capital stock (or rights to acquire common stock) or from any event treated as such for U.S. federal income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the Exercise Rate or decrease the Exercise Price by any amount for any period if we have determined that such increase would be in our best interests. If we make such determination, it will be conclusive absent manifest error and we will mail to holders of the Warrants a notice of the increased Exercise Rate and/or decreased Exercise Price and the period during which it will be in effect at least 15 days prior to the date the increased Exercise Rate and/or decreased Exercise Price takes effect in accordance with applicable law.
We will not be required to make any adjustment to the Exercise Rate or Exercise Price if holders of the Warrants are permitted to participate, on an as-exercised basis, in the transactions described above.
We will not be required to make any adjustment to the Exercise Rate or Exercise Price in connection with certain events, including but not limited to:

•
the issuance of any of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•
the issuance of any shares of common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours;

•	the issuance of any shares of common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the first Warrants were first issued;

•	a change in the par value of the common stock;

•	accumulated and unpaid dividends or distributions; and

•	cash dividends on the common stock (excluding any extraordinary, one-time cash dividend).
No adjustment in the Exercise Rate or Exercise Price will be required unless the adjustment would require an increase or decrease of at least 1% of the Exercise Rate or Exercise Price. If the adjustment is not made because the adjustment does not change the Exercise Rate or Exercise Price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share, as the case may be. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any exercise of a Warrant.
In the event of a distribution to holders of common stock which results in an adjustment to the Exercise Rate, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.
In the event, at any time after the date the Warrants are first issued, of:

•
any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or no par value to par value or as a result of a stock split, reverse stock split, stock dividend, subdivision, split-up, combination of shares or other transaction having similar effect), or the consolidation or merger of the Company with or into another corporation or other form of entity where the Company is not the surviving entity,

•
the sale or other disposition of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, in their entirety to any other person or group of affiliated persons, or

•	pursuant to which the outstanding shares of common stock are converted into or exchanged for cash, securities or other assets, properties or other consideration,
(each a “Fundamental Transaction”), then, upon any subsequent exercise of a Warrant, the holder shall have the right to receive, for each share of common stock that would have been received upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the cash, securities, assets, property and/or any other consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of one share of common stock. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted (but not increased) to apply to such Alternate Consideration based on the amount of Alternate Consideration receivable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of common stock are given any choice as to the securities, cash, assets, property or other consideration to be received in a Fundamental Transaction, then the holder exercising a Warrant following such Fundamental Transaction shall be given the same choice as to the Alternate Consideration it receives upon any such exercise of the Warrant. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or resulting entity in such Fundamental Transaction shall issue to the holder a new warrant consistent with the foregoing provisions and evidencing the holder’s right to exercise such warrant to purchase Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring the Company or any such successor or resulting entity to comply with the foregoing provisions and insuring that the Warrants (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

In connection with any adjustment to the Exercise Rate required pursuant to the provisions above, the Exercise Price will be adjusted in accordance with the following formula:

EP1	=	EPo x ERo
ER1
where

EPo	= the Exercise Price in effect immediately prior to the adjustment relating to such event

EP1	= the new Exercise Price in effect taking such event into account

ERo	= the Exercise Rate in effect immediately prior to the adjustment relating to such event

ER1	= the new Exercise Rate in effect taking such event into account.
No Shareholder Rights
The holders of unexercised Warrants are not entitled, as such, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as our shareholders in respect of any shareholders meeting for the election of the Company’s directors or any other purpose, or to exercise any other rights whatsoever in the capacity of a shareholder of the Company.
Modifications and Waiver
The Warrant Agreement permits, with certain exceptions, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of Warrants under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the holders of Warrant representing a majority in number of the then outstanding Warrants. In addition, the Warrant Agreement permits the Company and the Warrant Agent, without the consent of any holder of the Warrants, to amend or supplement the Warrant Agreement for certain purposes, including curing ambiguities, defects or inconsistencies, as required by “Adjustments” above or for purposes of making any change that does not adversely affect the rights of any holder of the Warrants in any material respect.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for Cenveo by Hughes Hubbard & Reed LLP, New York, New York and by Davis Graham & Stubbs LLP, Denver, Colorado.
EXPERTS
The consolidated financial statements as of January 2, 2016 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting as of January 2, 2016 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated audited financial statements as of and for the years ended December 27, 2014 and December 28, 2013, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Cenveo is subject to the periodic filing requirements of the Exchange Act. Further to Cenveo’s obligations under the Exchange Act, Cenveo files reports, proxy and information statements and other information with the SEC. These reports, proxy and information statements and other information may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation for the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (including Cenveo). The address of this site is http://www.sec.gov. Cenveo makes available, free of charge on its website, www.cenveo.com, certain corporate governance materials, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Any references to www.cenveo.com in the registration statement and this prospectus are inactive textual references only and that the information contained in Cenveo’s website is neither incorporated by reference into this registration statement or prospectus nor intended to be used in connection with this offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Cenveo to incorporate into this prospectus information Cenveo files with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus and information Cenveo files with the SEC after the date of this prospectus will automatically update and supersede this information. Cenveo incorporates by reference the documents listed below and any future filings made with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until all of the securities that are part of this offering have been sold. Cenveo also incorporates by reference herein any information it files with the SEC under Section 13(a), 13(c), 14 or 15(d) after the date of the filing of this registration statement and prior to the effectiveness of this registration statement. The documents Cenveo has incorporated by reference are:

•	Annual Report on Form 10-K for the year ended January 2, 2016 filed with the SEC on February 26, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended April 2, 2016, July 2, 2016 and October 1, 2016 filed with the SEC on May 12, 2016, August 4, 2016 and November 3, 2016, respectively;

•
Current Reports on Form 8-K filed with the SEC on January 22, 2016 (excluding Items 2.02 and 9.01 thereof), February 17, 2016 (excluding Items 2.02 and 9.01 thereof), May 11, 2016 (excluding Item 7.01 thereof), May 11, 2016 (excluding Items 2.02 and 9.01 thereof), May 26, 2016, June 9, 2016, June 16, 2016, July 8, 2016 and July 15, 2016;

•	The description of Cenveo’s common stock contained in its Registration Statement on Form 8-A; and

•	Cenveo’s definitive proxy statement on Schedule 14A filed with the SEC on April 26, 2016.

Notwithstanding the above, information that is “furnished” to the SEC shall not be incorporated by reference or deemed to be incorporated by reference into this prospectus or the related registration statement.

Cenveo will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or telephoning Cenveo’s Secretary at 200 First Stamford Place, Stamford, Connecticut  06902 (203) 595-3000.

CENVEO, INC.

12,415,567 Warrants to Purchase Common Stock
1,551,946 Shares of Common Stock

Prospectus

The date of this prospectus is , 2016.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following statement sets forth the expenses and costs expected to be incurred by us in connection with the distribution of the Company’s Warrants and common stock being registered in this registration statement. The selling security holders will not bear any portion of such expenses. All amounts other than the SEC registration fee are estimates.

SEC registration fee	$1,264
Printing fees and expenses	$—
Legal fees and expenses	$50,000
Accounting and auditor fees and expenses	$50,000
Miscellaneous	$—
Total	$101,264

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 7-109-101 et seq. of the Colorado Business Corporations Act empowers a Colorado corporation to indemnify its directors, officers, employees and agents under certain circumstances, as well as providing for elimination of personal liability of directors and officers of a Colorado corporation for monetary damages.
A corporation must indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, officer, employee, fiduciary or agent, against reasonable expenses incurred by him or her in connection with the proceeding.
A corporation may indemnify a person made a party to a proceeding because the person is or was a director, officer, employee, fiduciary or agent if the person conducted himself or herself in good faith and the person reasonably believed that his or her conduct was in or not opposed to the best interests of the corporation (or in the case of a criminal proceeding, had a reasonable belief that his or her conduct was not unlawful), except that no indemnification is allowed in connection with a proceeding by or in the right of the corporation in which the person seeking indemnification was adjudged to be liable to the corporation or in connection with any other proceeding in which the person was adjudged liable on the basis that he or she derived an improper personal benefit.
A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of another domestic or foreign corporation or other person or an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under Section 7-109-101 et seq.
Article V of the Articles of Incorporation of the Company reads as follows:
“The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign Corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.”
Article VI of the Articles of Incorporation of the Company reads as follows:
“There shall be no personal liability of a director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that said personal liability shall not be eliminated to the Corporation or to the shareholders for monetary damages arising due to any breach of the director’s duty of loyalty to the Corporation or to the shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in section 7-108-403, C.R.S., or any transaction from which a director derived an improper personal benefit. Notwithstanding any other provisions herein, personal liability of a director shall be eliminated to the greatest extent possible as is now, or in the future, provided for by law.  Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.”
Article VIII of the Bylaws of the Company reads as follows:
“The corporation shall be authorized to indemnify any person entitled to indemnity under the Colorado Business Corporation Act, as the same exists or may hereafter be amended (the “Act”), to the fullest extent permitted by the Act; provided, however, that the corporation shall not be permitted to indemnify any person in connection with any proceeding initiated by such person, unless such proceeding is authorized by a majority of the directors of the corporation.”
The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Company’s Articles of Incorporation
We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

Item 16. EXHIBITS.

Exhibit No.	Description of Exhibit
3.1*	Articles of Incorporation—incorporated by reference to Exhibit 3(i) of the registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 1997, filed August 14, 1997.
3.2*
Articles of Amendment to the Articles of Incorporation dated May 17, 2004—incorporated by reference to Exhibit 3.2 to registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed August 2, 2004.

3.3*
Amendment to Articles of Incorporation and Certificate of Designations of Series A Junior Participating Preferred Stock of the registrant dated April 20, 2005—incorporated by reference to Exhibit 3.1 to registrant’s current report on Form 8-K, filed April 21, 2005.

3.4*	Bylaws as amended and restated as of March 31, 2014—incorporated by reference to Exhibit 3.2 to registrant’s current report on Form 8-K, filed April 4, 2014.
4.1*
Warrant Agreement, dated as of June 10, 2016, between Cenveo, Inc. and Computershare Trust Company, N.A., as warrant agent—incorporated by reference to Exhibit 4.3 to registrant’s current report on Form 8-K, filed June 16, 2016.

4.2*
Warrant Registration Rights Agreement, dated as of June 10, 2016, between Cenveo, Inc. and Allianz Global Investors U.S. LLC—incorporated by reference to Exhibit 4.4 to registrant’s current report on Form 8-K, filed June 16, 2016.

4.3*	Form of Warrant Certificate (included in Exhibit 4.1).
5.1**	Opinion of Hughes Hubbard & Reed LLP with respect to the legality of the securities being offered.
5.2***	Opinion of Davis Graham & Stubbs LLP with respect to the legality of the securities being offered.
23.1**	Consent of Hughes Hubbard & Reed LLP (included as part of Exhibit 5.1 hereto).
23.2***	Consent of Davis Graham & Stubbs LLP (included as part of Exhibit 5.2 hereto).
23.3**	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.4**	Consent of BDO USA, LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on the signature page hereto).

*    Incorporated by reference.
**    Filed herewith.
***    To be filed by amendment.

Item 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in

Rule 430B, for liability purposes of the Registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and
(iv)    Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the provisions described in “Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 23rd day of November, 2016.

CENVEO, INC.

By:	/s/ ROBERT G. BURTON, JR.
Name:	Robert G. Burton, Jr.
Title:	President

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert G. Burton, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT G. BURTON, SR.	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 23, 2016
Robert G. Burton, Sr.

/s/ SCOTT J. GOODWIN	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 23, 2016
Scott J. Goodwin

/s/ GERALD S. ARMSTRONG	Director	November 23, 2016
Gerald S. Armstrong

/s/ MARK J. GRIFFIN	Director	November 23, 2016
Mark J. Griffin

/s/ SUSAN HERBST	Director	November 23, 2016
Susan Herbst

/s/ ROBERT G. BURTON, JR.	President and Director	November 23, 2016
Robert G. Burton, Jr.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1*	Articles of Incorporation—incorporated by reference to Exhibit 3(i) of the registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 1997, filed August 14, 1997.
3.2*
Articles of Amendment to the Articles of Incorporation dated May 17, 2004—incorporated by reference to Exhibit 3.2 to registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed August 2, 2004.

3.3*
Amendment to Articles of Incorporation and Certificate of Designations of Series A Junior Participating Preferred Stock of the registrant dated April 20, 2005—incorporated by reference to Exhibit 3.1 to registrant’s current report on Form 8-K, filed April 21, 2005.

3.4*	Bylaws as amended and restated as of March 31, 2014—incorporated by reference to Exhibit 3.2 to registrant’s current report on Form 8-K, filed April 4, 2014.
4.1*
Warrant Agreement, dated as of June 10, 2016, between Cenveo, Inc. and Computershare Trust Company, N.A., as warrant agent—incorporated by reference to Exhibit 4.3 to registrant’s current report on Form 8-K, filed June 16, 2016.

4.2*
Warrant Registration Rights Agreement, dated as of June 10, 2016, between Cenveo, Inc. and Allianz Global Investors U.S. LLC—incorporated by reference to Exhibit 4.4 to registrant’s current report on Form 8-K, filed June 16, 2016.

4.3*	Form of Warrant Certificate (included in Exhibit 4.1).
5.1**	Opinion of Hughes Hubbard & Reed LLP with respect to the legality of the securities being offered.
5.2***	Opinion of Davis Graham & Stubbs LLP with respect to the legality of the securities being offered.
23.1**	Consent of Hughes Hubbard & Reed LLP (included as part of Exhibit 5.1 hereto).
23.2***	Consent of Davis Graham & Stubbs LLP (included as part of Exhibit 5.2 hereto).
23.3**	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.4**	Consent of BDO USA, LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on the signature page hereto).
*    Incorporated by reference.
**    Filed herewith.
***    To be filed by amendment.